April 22, 2014

ALPINE 5 Inc.

460 Brannan Street, Suite 78064

San Francisco, CA 94107

Attn: Board of Directors

Re: Funding Agreement

This Agreement (the “Agreement”) between Richard Chiang (“Richard Chiang”) and ALPINE 5 Inc. (the “Company”) is made as of April 22, 2014. The agreement stipulates the following:

R E C I T A L S

WHEREAS, Richard Chiang agrees to commit financial support to the Company for an unlimited period of time as his resources allow. The anticipated expenses are for the following: 1) maintaining the Company’s Exchange Act reporting requirements, 2) The investigation, analyzing, and consummation of an acquisition.

NOW THEREFORE, the parties hereto hereby agree to be legally bound as follows: Richard Chiang will pay all expenses for ALPINE 5 Inc. for an unlimited period of time as his resources allow. Richard Chiang will receive no recompense for the financial amount(s) given towards expenses for ALPINE 5 Inc.

I hereby acknowledge receipt of this Agreement and sign below signifying our full acceptance to the terms and conditions hereof:

By: /s/ Richard Chiang

President & Chief Executive Officer

ALPINE 5 Inc.

Richard Chiang

By: /s/ Richard Chiang

Richard Chiang